Exhibit 10.2

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (this “Addendum”) by and between DXC Technology Company, a Nevada corporation (the “Company”), and J. Michael Lawrie (the “Executive” and, together with the Company, the “Parties”), shall be effective as of September 12, 2019 (as defined below) (the “Addendum Effective Date”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement (the “Employment Agreement”) originally dated as of February 7, 2012, as amended;

WHEREAS, the Parties now wish to update and amend the Employment Agreement;

WHEREAS, the Board of Directors of the Company has approved this addendum to the Employment Agreement in the manner reflected herein.

NOW THEREFORE, in consideration of the premises and mutual covenants and conditions herein, the Parties, intending to be legally bound, hereby agree as follows, effective as of the Addendum Effective Date:

1.    Executive shall retire as President and Chief Executive Officer of the Company effective September 12, 2019 and retire as Chairman of the Board effective December 31, 2019. As Chairman of the Board, Executive will oversee the Board of Directors (the “Board”) and, as needed, provide transition support to the Board and to the Company’s new Chief Executive Officer. During the period in which Executive serves as Chairman of the Board, he shall remain an employee of the Company and continue to receive his current annual base salary through the date of his retirement as Chairman of the Board. As Chairman of the Board through December 31, 2019, Executive shall continue to have the role, responsibilities and authority associated with the Chairman position prior to September 12, 2019, and will continue as a member of the Board’s working group along with directors Rutland and Salvino. Executive’s retirement is acknowledged to be in conjunction with the Good Reason provisions of Section 5(d) of the Employment Agreement. Upon his retirement as Chairman of the Board, Executive shall also resign from the Board, and from the board of directors or similar governing body of any affiliate of the Company.

2.    Upon his retirement as Chairman of the Board, Executive shall be entitled to receive the benefits described in Section 5(d)(1)(i) and (ii) of the Employment Agreement. Such benefits shall consist of (a) a pro-rata annual bonus for Fiscal Year 2020, based on Executive’s target annual bonus, equal to $1,875,000 (75% x $2,500,000), payable at the time annual bonuses are paid for Fiscal Year 2020 to executives of the Company generally; and (b) a payment equal to $7,916,667, payable in twenty-four (24) equal monthly installments following Executive’s retirement as Chairman of the Board on December 31, 2019, subject to any delay required by Section 16 of the Employment Agreement. With respect to Executive’s Fiscal Year 2020 pro-rata annual bonus, Executive shall be treated in the same manner as Company management, such that if the Compensation Committee or Board should make any adjustments to the performance targets or take other actions affecting achievement of targets, calculation or payments of such bonuses, the same actions shall apply to Executive.

3.    Executive’s outstanding equity awards shall continue to be treated in accordance with their existing terms and the terms of the Employment Agreement which provide that, as of September 12, 2019, (i) Executive’s outstanding Stock Options shall immediately vest and remain exercisable for the lesser of five (5) years after Executive’s status as an employee of the Company ceases or the expiration of their term; (ii) Executive’s outstanding Fiscal 2018-2020 and Fiscal 2019-2021 PSU Awards shall remain outstanding and eligible to vest, based on performance as if retirement had not occurred (and Executive’s outstanding Fiscal 2020-2022 PSU Awards shall be forfeited), (iii) Executive’s outstanding RSU Awards will immediately vest as of September 12, 2019 and will be settled as soon as practicable, subject to any required delay in settlement as provided in the terms thereof; and (iv) all outstanding Career Shares, which are already vested, shall be settled in ten annual installments after Executive’s status an employee of the Company ceases in accordance with the terms thereof.

4.    With respect to Executive’s supplemental PSU Award dated June 15, 2017 (the “Supplemental PSU Award”), 75% of the award shall vest and be settled on or as soon as administratively practicable (and in any event within 30 days) after September 12, 2019, and the remaining 25% of the award shall remain outstanding and eligible to vest based on the Company’s Fiscal Year 2020 EPS performance as if retirement had not occurred. With respect to Executive’s outstanding Fiscal 2018-2020 and Fiscal 2019-2021 PSU Awards and his Supplemental PSU Award, Executive shall be treated in the same manner as Company management, such that if the Compensation Committee or Board should make any adjustments to the performance goals, grant additional awards, or take other actions related to or directly or indirectly adjusting the value of these awards, the same actions shall apply to Executive. In addition, as a condition of vesting of the remaining 25% of the Supplemental PSU award, Executive agrees to assist the Company’s new Chief Executive Officer and the Board with customers, business partners, investors and employees as reasonably required during the transition period. The Compensation Committee will review and confirm Executive’s substantial compliance with any such requested transition assistance and, if the Committee determines that Executive is not providing the required assistance, the Committee will notify Executive in writing of its concerns and afford Executive a period of thirty (30) days to address such concerns and, if necessary, cure any non-compliance.

5.    Until his retirement as Chairman of the Board, Executive shall remain entitled to participate in all employee retirement, savings and welfare benefit plans and programs made available to the Company’s executive officers, as such plans may be in effect from time to time and on terms and conditions that are no less favorable than those generally applicable to other senior executive officers (other than the plans and programs listed in Section 3 of the Employment Agreement) and to receive the perquisites described in Section 4 of the Employment Agreement, including the use of a residence at the Company’s expense in Washington, D.C. and NetJets travel for business purposes, including travel to and from home.

6.     Following his retirement as Chairman of the Board, Executive agrees to provide consulting services for a two (2)-year period until December 31, 2021 (the “Consulting Period”) as described below. During the Consulting Period, Executive will be available to the Board and to the Company’s new CEO on an as-needed basis. Executive will be compensated at the rate of $500 per hour, plus expense reimbursement, for any consulting services that the Company requests.

7.    Company shall furnish Executive with, and Executive shall be allowed to procure office facilities and secretarial and clerical assistance for a two (2)-year period beginning at the time Executive invoices or requests reimbursement from the Company for such facilities and assistance, and Executive shall be entitled to retain his Company-provided information technology equipment.

8.    For a period of two (2) years following Executive’s retirement as Chairman of the Board, Company shall provide Executive with health and welfare benefits, including his Mayo Clinic benefit, and life and disability insurance benefits substantially similar to those benefits which Executive received immediately prior to his retirement as Chairman of the Board, with the Company’s cost of such benefits being timely reported as income to Executive to the extent necessary for Executive to not incur penalty taxes on such benefits.

9.    For a period of one (1) year following Executive’s retirement as Chairman of the Board, Company shall furnish Executive with financial planning and accounting support, not to exceed $25,000 in value, and security services, as needed, in an amount reasonably necessary under the circumstances, not to exceed $60,000 in value.

10.    The payments and benefits described in this Addendum are subject to the following:

a.

Executive’s continued compliance with the provisions of Sections 10, 11 and 12 of the Employment Agreement, including the two-year non-solicitation covenant and one-year non-competition covenant described in Section 12 and Annex D of the Employment Agreement; provided, however, that investments made through a private investment firm which Executive controls or participates in will not be subject to the non-competition covenant.

b.

During his employment and for a period of two (2) years following his retirement as Chairman of the Board, and provided each other individual Board member agrees to the same, Executive agrees that any discussion regarding Board matters or proceedings shall be factual and truthful.

c.

Executive’s execution and delivery of the Release of Claims attached as Annex A hereto within twenty-one (21) days following the date hereof and expiration of the seven (7)-day post-execution revocation period described in the Release without Executive’s revocation thereof.

11.    Capitalized terms used but not defined in this Addendum shall have the meanings given to them in the Employment Agreement. This Addendum may be executed in two or more counterparts each of which shall be legally binding and enforceable.

12.     The terms and provisions of this Addendum shall amend and supersede any terms and provisions of the Employment Agreement with respect to the subject matter of this Addendum, including without limitation, the terms and provisions of Section 1 of the Employment Agreement regarding Executive’s duties and obligations as President and Chief Executive Officer, which shall no longer be applicable after the date hereof. All other terms and provisions of the Employment Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. For avoidance of doubt, the benefits described in Section 2 of this Addendum are the sole severance benefits payable to Executive in connection with his retirement and Executive shall not be entitled to any additional benefits under his Employment Agreement (or otherwise) in connection therewith. From and after the date of this Addendum, all references to the term “Agreement” in the Employment Agreement shall include the terms contained in this Addendum.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Addendum to Employment Agreement effective as of the Addendum Effective Date.

Executive:	For the Company:

/s/ J. Michael Lawrie	/s/ William L. Deckelman, Jr.
Signature	Name: William L. Deckelman, Jr.
Title: Executive Vice President
J. Michael Lawrie	General Counsel & Secretary
Printed Name

September 11, 2019
Date

ANNEX A

RELEASE OF CLAIMS

Executive hereby irrevocably, fully and finally releases DXC Technology Company, a Nevada corporation (the “Company”), its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this release which relate to his hiring, his employment with the Company, his retirement and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board, to the extent those derivative or class actions relate to the period during which Executive was employed by the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with the Company, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (“ERISA”) (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:

(i)    any amounts or benefits to which Executive first becomes entitled following his retirement pursuant to the provisions of his Employment Agreement with the Company dated as of February 7, 2012, associated Amendments to his Employment Agreement dated as of March 27, 2017, April 03, 2017 and August 15, 2018 and the Addendum to his Employment Agreement dated as of September 12, 2019;

(ii)    claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;

(iii) claims related to Executive’s COBRA rights;

(iv)    claims for indemnification from the Company to which Executive is or may become entitled, including but not limited to claims submitted to an insurance company providing the Company with directors and officers liability insurance; and

(v)    any claims for benefits under any employee benefit plans of the Company that become due or owing at any time following Executive’s termination of employment, including, but not limited to, any ERISA plans, deferred compensation plans or equity plans.

Executive represents and warrants that he has not filed any claim, charge or complaint against any of the Releasees.

Executive intends that this release of claims cover all claims, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this release, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release. Executive expressly assumes this risk by signing this release and voluntarily and specifically waives any rights conferred by California Civil Code.

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor which if known by him or her must have materially affected his or her settlement with the debtor.

Executive acknowledges that there has been no disagreement with the Board that would require disclosure pursuant to Item 5.2(a) of Form 8-K if Executive were to resign from the Board as of the date hereof.

Executive also hereby waives any rights under the laws of the Commonwealth of Virginia, the State of New York, or any other jurisdiction which Executive may otherwise possess that are comparable to those set forth under California Civil Code section 1542.

Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.

Executive acknowledges that he has been given at least 21 days in which to review and consider this release, although Executive is free to execute this release at any time within that 21-day period. Executive acknowledges that he has been advised to consult with an attorney about this release. Executive also acknowledges his understanding that if Executive signs this release, Executive will have an additional 7 days from the date that Executive signs this release to revoke that acceptance, which Executive may effect by means of a written notice sent to the General Counsel of the Company at the Company’s corporate headquarters. If this 7-day period expires without a timely revocation, Executive acknowledges and agrees that this release will become final and effective on the eighth day following the date of Executive’s signature, which eighth day will be the effective date of this release.

Executive acknowledges and agrees that his execution of this release is supported by independent and adequate consideration in the form of payments and/or benefits from the Company to which Executive would not have become entitled if he had not signed this release.

IN WITNESS WHEREOF, Executive has duly executed this release as of the day and year set forth below.

EXECUTIVE

/s/ J. Michael Lawrie